                                                                       Exhibit 5



[logo]                                                     Nicholas J. Calise
The BFGoodrich Company                                         Vice President
4020 Kinross Lakes Parkway                          Associate General Counsel
Richfield, Ohio 44286-9368                                      and Secretary
Tele: (330) 659-7711
Fax:  (330) 659-7727
e-mail:calise@corp.bfg.com



                                 March 24, 1998


The B.F.Goodrich Company
4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9368


Re:  Registration Statement on Form S-1
     ----------------------------------

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-1 (the "Registration Statement"), filed by The B.F.Goodrich Company (the "Company") with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of $500,000,000 aggregate principal amount of the Company's Debt Securities (the "Securities") to be issued under an indenture (the "Indenture") dated as of May 1, 1991 between the Company and Harris Trust and Savings Bank (the "Trustee").

It is my opinion that when the Registration Statement has become effective under the terms of the Act, the terms of any Securities and of their issuance and sale have been duly established in conformity with the terms of Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as described in the Registration Statement (including any prospectus and prospectus supplement relating to such Securities), such Securities will constitute the valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, and similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether endorsement is sought in a proceeding in equity or at law).

The opinions expressed herein are limited to matters of the laws of the States of Ohio and New York and the federal laws of the United States. I express no opinion as to the effect of any applicable law of any other jurisdiction.

In rendering such opinions, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources I believe to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption that I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Debt Securities" in the prospectus forming a part of the Registration Statement.

                                     Very truly yours,


                                     Nicholas J. Calise
                                     Vice President, Associate General Counsel and Secretary

NJC/l